Exhibit 99.1
Enterprise and TEPPCO Complete Merger; Announce
Results of Exchange Offer for TEPPCO Notes
     Houston, Texas (October 26, 2009) — Enterprise Products Partners L.P. (NYSE: EPD) (“Enterprise”) and TEPPCO Partners, L.P. (“TEPPCO”) today announced that the merger of the two partnerships has been completed. The merger agreement was previously approved by TEPPCO unitholders at a special meeting held October 23, 2009 in Houston. With an enterprise value of approximately $30 billion, 48,000 miles of pipelines and market capitalization of $18 billion, Enterprise is now the nation’s largest publicly traded partnership.
     “This strategic combination opens up new avenues of growth for Enterprise by diversifying our asset portfolio, strengthening our presence in key geographic regions, and offering new service options, which will give us the opportunity to extend our successful integrated energy value chain business model,” said Enterprise President and Chief Executive Officer Michael A. Creel. “In addition to Enterprise’s well-established infrastructure that serves producers and consumers of natural gas, natural gas liquids, crude oil and petrochemicals, we now offer access to one of the nation’s largest transportation and storage networks for refined products and crude oil.”
     With the completion of the merger TEPPCO has become a wholly owned subsidiary of Enterprise. The common units of Enterprise will continue to be traded on the New York Stock Exchange under the ticker symbol EPD. TEPPCO’s units, which had been trading on the NYSE under the ticker symbol TPP, will be delisted and no longer publicly traded. Enterprise expects that the combined administrative services agreement the two partnerships have been operating under since 2005 will help facilitate a smooth transition for customers and investors.

     As previously announced, Enterprise is offering to exchange TEPPCO senior and subordinated notes validly tendered for exchange, and not validly withdrawn, prior to their expiration date for Enterprise notes. Enterprise’s obligation to complete the exchange offers and consent solicitations are conditioned upon, among other things, completion of the proposed merger of TEPPCO with a wholly owned subsidiary of Enterprise and receipt of valid consents sufficient to effect all of the proposed amendments to the TEPPCO indentures. The merger and related transactions were not conditioned upon the commencement or completion of the exchange offers or consent solicitations. As of 9 a.m. New York City time today (the expiration date) approximately $1.95 billion of the $2 billion aggregate principal amount of TEPPCO notes had been tendered for exchange. The following amounts of TEPPCO notes had been tendered for exchange:

			Outstanding	Percentage of
			Principal Amount	Outstanding
		Aggregate	Tendered	Principal Amount
		Principal	as of Early	Tendered as of
TEPPCO Notes	CUSIP No.	Amount	Consent Date	Early Consent Date

7.625% Senior Notes due 2012	872384AA0	$500,000,000	$490,467,000	98.09%
6.125% Senior Notes due 2013	872384AB8	$200,000,000	$182,560,000	91.28%
5.90% Senior Notes due 2013	872384AD4	$250,000,000	$237,600,000	95.04%
6.65% Senior Notes due 2018	872384AE2	$350,000,000	$349,690,000	99.91%
7.55% Senior Notes due 2038	872384AF9	$400,000,000	$399,575,000	99.89%
7.00% Junior Fixed/Floating Subordinated Notes due 2067	872384AC6	$300,000,000	$287,759,000	95.25%

		$2,000,000,000	$1,945,651,000	97.28%
     The exchange is scheduled to be completed at the close of business on October 27, 2009.
     Enterprise Products Partners L.P. is the largest publicly traded partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. The partnership’s assets include: more than 48,000 miles of onshore and offshore pipelines; approximately 200 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of natural gas storage capacity. Services include: natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil and refined products storage, transportation and terminaling; offshore production platform;

     petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico. For additional information visit www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: EPE). For more information on Enterprise GP Holdings L.P., visit www.enterprisegp.com.
Contacts: Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
                              Rick Rainey, Media Relations (713) 381-3635